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                                EXHIBIT (11)(a)

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                                AUDITORS' CONSENT


The Board of Trustees of
The Sessions Group:


We consent to the use of our report dated August 26, 1996, included herein, for Riverside Capital Money Market Fund, Riverside Capital Value Equity Fund, Riverside Capital Growth Fund, Riverside Capital Fixed Income Fund, Riverside Capital Low Duration Government Securities Fund, and Riverside Capital Tennessee Municipal Obligations Fund, each a fund of The Sessions Group (the Group), as of June 30, 1996, and for the periods indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.



                                                        KPMG PEAT MARWICK LLP



Columbus, Ohio
October 15, 1996